Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports First Fiscal Quarter Results

Sunnyvale, CA (July 24, 2012) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the first fiscal quarter ended June 30, 2012. Net sales for the first fiscal quarter were $16,059,000, a 2% decrease compared to the prior quarter of $16,451,000 and an 11% decrease compared to $18,058,000 in the same quarter last year. On a GAAP basis, net income in the first fiscal quarter was $597,000 or $0.05 per diluted share, as compared with $1,273,000 or $0.11 per diluted share in the prior fiscal quarter, and $1,669,000 or $0.13 per diluted share in the same quarter of the prior fiscal year. In the first quarter of fiscal 2013 we incurred a tax expense of $229,000 compared to a tax benefit of $207,000 in the fourth quarter of fiscal 2012.

Non-GAAP earnings per diluted share for the first quarter of fiscal 2013 were $0.11 excluding pre-tax employee stock-based compensation of $745,000, compared with $0.16 in the prior quarter, excluding pre-tax employee stock-based compensation of $788,000, and $0.18 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $593,000.

"Sales in our first quarter of fiscal 2013 were slightly lower sequentially, as reductions in medical ultrasound and LED products were nearly offset by increases in telecom and printer/EL products," stated Dr. Henry C. Pao, President and CEO. "After a robust March quarter, medical ultrasound customer orders fell off in June resulting in a 21% sequential quarterly sales decline. LED sales also declined 13% resulting from deliveries of our LED driver products for a high end monitor customer being pushed out by a quarter. On the positive side, sequential telecom sales grew 83%, primarily due to a large order for our optical MEMS drivers, and sales in our printer/EL market grew 16% due to increased unit sales of our printer head drivers. For total sales in the second quarter of fiscal 2013, we are forecasting sales to be flat to down 5% sequentially. With ten weeks to go for the quarter, over 70% of the projected sales are either already shipped or backlog committed."

Dr. Pao commented further, "We launched eleven new products in our fiscal first quarter, most of which address the medical ultrasound and LED lighting markets."

"Gross margin for the first quarter of fiscal 2013 was 47%, flat with the prior quarter," continued Dr. Pao. "There was an 8% reduction in operating expenses sequentially due primarily to the previous quarter's significant increase in the fair value of our non-qualified deferred compensation plan assets compared to a small decrease this fiscal quarter. As a result our operating income improved, but it was offset by a corresponding decrease in other income. Our tax expense rate was 28% versus a tax benefit of 19% in the previous quarter. We reduced inventory by $1.5 million, while wafer fab capacity utilization improved sequentially to 50% from 35%. We generated a positive cash flow from operating activities of $4.5 million compared to $3.0 million last quarter, and we repurchased 6,300 of our shares for $113,000. Through June 30, 2012, since the current stock repurchase program was announced in January 2011, we have bought back 1,180,000 shares of Supertex stock for a total of $23.5 million."

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." An example of forward-looking statements includes our anticipation that in the second fiscal quarter sales will be flat to down 5% sequentially.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether our distributors have the sell-through we anticipate and whether we receive the additional orders we anticipate, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production,  and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on July 24, 2012, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the first fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call will be available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) 5 minutes before the scheduled start time. A recorded replay will be available shortly after the call as a downloadable .mp3 file at http://www.supertex.com/company_ir.html until 11:59 p.m. EDT, August 24, 2012.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV  and computer monitor backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	June 30, 2012	March 31, 2012
	(in thousands)
ASSETS
Cash and cash equivalents	$13,415	$19,860
Short term investments	134,258	111,137
Trade accounts receivable, net	7,754	8,021
Inventories	12,924	14,438
Deferred tax assets	7,545	7,529
Prepaid income taxes	3,017	3,032
Prepaid expenses and other current assets	6,914	6,786
Total current assets	185,827	170,803
Long term investments	13,600	25,900
Property, plant and equipment, net	4,674	4,941
Other assets	585	621
Deferred tax assets, noncurrent	5,344	5,375
TOTAL ASSETS	$210,030	$207,640

LIABILITIES
Trade accounts payable	$2,472	$1,994
Accrued salaries and employee benefits	12,170	12,434
Other accrued liabilities	610	615
Deferred revenue	2,600	2,560
Income taxes payable	234	23
Total current liabilities	18,086	17,626
Income taxes payable, noncurrent	4,148	4,161
Deferred tax liabilities, noncurrent	127	-
Other accrued liabilities, noncurrent	564	561
Total liabilities	22,925	22,348

SHAREHOLDERS' EQUITY
Common stock	69,060	68,031
Accumulated other comprehensive loss	(1,081)	(1,345)
Retained earnings	119,126	118,606
Total shareholders' equity	187,105	185,292
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$210,030	$207,640

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	June 30, 2012	March 31, 2012	July 2, 2011
Net sales	$16,059	$16,451	$18,058
Cost of sales(1)	8,565	8,723	8,992
Gross profit	7,494	7,728	9,066
Research and development(1)	3,486	3,885	3,814
Selling, general and administrative(1)	3,384	3,614	3,251
Income from operations	624	229	2,001
Interest and other income, net	202	837	368
Income before income taxes	826	1,066	2,369
Provision for (benefit from) income taxes	229	(207)	700
Net income	$597	$1,273	$1,669
Net income per share:
Basic	$0.05	$0.11	$0.13
Diluted	$0.05	$0.11	$0.13
Shares used in per share computation:
Basic	11,999	12,044	12,755
Diluted	12,001	12,048	12,777

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$134	$156	$119
Research and development	$349	$343	$246
Selling, general and administrative	$262	$289	$228

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	June 30, 2012	March 31, 2012	July 2, 2011
GAAP net income	$597	$1,273	$1,669
Adjustment for stock-based compensation included in:
Cost of sales	134	156	119
Research and development	349	343	246
Selling, general and administrative	262	289	228
Subtotal	745	788	593
Tax effect of stock-based compensation	(18)	(93)	(19)
Non-GAAP net income excluding employee stock-based compensation	$1,324	$1,968	$2,243

Non-GAAP net income per share:
Basic	$0.11	$0.16	$0.18
Diluted	$0.11	$0.16	$0.18
Shares used in per share computation:
Basic	11,999	12,044	12,755
Diluted	12,001	12,048	12,777

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	June 30, 2012	March 31, 2012	July 2, 2011
Shares used in per share computation:
Diluted	12,001	12,048	12,777

DILUTED:
GAAP net income per share	$0.05	$0.11	$0.13
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.01
Research and development	0.03	0.03	0.02
Selling, general and administrative	0.02	0.02	0.02
Provision for income taxes	(0.00)	(0.01)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$0.11	$0.16	$0.18